Exhibit 10.2

Healthcare Regulatory Agreement – Borrower Section 232	U.S. Department of Housing and Urban Development Office of Residential Care Facilities	OMB Approval No. 2502-0605 (exp. 06/30/2022)

Public reporting burden for this collection of information is estimated to average 0.5 hours. This includes the time for collecting, reviewing, and reporting the data. The information is being collected to obtain the supportive documentation which must be submitted to HUD for approval, and is necessary to ensure that viable projects are developed and maintained. The Department will use this information to determine if properties meet HUD requirements with respect to development, operation and/or asset management, as well as ensuring the continued marketability of the properties. This agency may not collect this information, and you are not required to complete this form, unless it displays a currently valid OMB control number.

Warning: Any person who knowingly presents a false, fictitious, or fraudulent statement or claim in a matter within the jurisdiction of the U.S. Department of Housing and Urban Development is subject to criminal penalties, civil liability, and administrative sanctions.

Prepared by and Recording requested by:

James H. Levine, Esq.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

633 Chestnut Street

Suite 1900

Chattanooga, Tennessee 37450

After recording return to:

U.S. Department of Housing & Urban Development

c/o Attorney Brian Surratt

Hipolito Garcia Federal Building

615 East Houston Street

Suite 347

San Antonio, Texas 78205-2001

Project Name: Friendship Haven Healthcare and Rehabilitation Center

FHA Project No.: XXX

Project Location: 1500 Sunset Drive, Friendswood, Texas 77546

Lender: ORIX Real Estate Capital, LLC

Original Principal Amount of Note: $11,863,400.00 Date of Note: April 1, 2020

Originally endorsed for insurance under Section 232 pursuant to 223(f)

Borrower: Profit-Motivated _☒__ Non-Profit _☐__

Is Non-Profit Borrower permitted to take Distributions? Yes_☐__ No_☐__

(Failure to check the appropriate space(s) shall not affect the enforceability or application of this Agreement.)

Previous versions obsolete	Page 1 of 31	form HUD-92466-ORCF (06/2019)

This Healthcare Regulatory Agreement – Borrower (this “Agreement”) is dated as of the date or dates acknowledged below to be effective as of April 1, 2020, between CHP FRIENDSWOOD SNF, LLC, a limited liability company organized and existing under the laws of Delaware, whose address is c/o Summit Healthcare REIT, Inc., 2 South Pointe Drive, Suite 100, Lake Forest, California 92630, its successors, heirs, and assigns (jointly and severally) (“Borrower”) and the U.S. Department of Housing and Urban Development, acting by and through the Secretary, his or her successors, assigns or designates (“HUD”). Borrower is sometimes also referred to as “Owner” or “Mortgagor” in the Loan Documents and Program Obligations. If Borrower is also Operator, references in this Agreement to Operator refer to Borrower. To the extent that Borrower contracts with any other party to perform any functions included in this Agreement, Borrower shall maintain ultimate responsibility for performance of all required functions included herein.

In consideration of, and in exchange for an action by HUD, HUD and Borrower agree to the terms of this Agreement. The HUD action may be one of the following: HUD’s endorsement for insurance of the Note, HUD’s consent to the transfer of any of the Mortgaged Property, HUD’s sale and conveyance of any of the Mortgaged Property, or HUD’s consent to other actions related to Borrower, the Project, or to the Mortgaged Property.

Borrower and HUD execute this Agreement in order to comply with Program Obligations, with the requirements of the National Housing Act, as amended, and the regulations adopted by HUD pursuant thereto. This Agreement shall continue during such period of time as HUD shall be the owner, holder, or insurer of the Note. Upon satisfaction of the Note, as evidenced by the discharge or release of the Borrower Security Instrument, this Agreement shall automatically terminate. However, Borrower shall be responsible for any violations of this Agreement which occurred prior to termination.

Violation of this Agreement or Program Obligations may subject Borrower and other signatories hereto to adverse actions.

Borrower and HUD covenant and agree as follows:

I. DEFINITIONS.

1.                  DEFINITIONS. Any capitalized term or word used herein but not defined shall have the meaning given to such term in the Borrower Security Instrument. The following terms, when used in this Agreement (including when used in the above recitals), shall have the following meanings, whether capitalized or not and whether singular or plural, unless, in the context, an incongruity results:

Previous versions obsolete	Page 2 of 31	form HUD-92466-ORCF (06/2019)

“Affiliate” means any person or business concern that directly or indirectly controls policy of a principal or has the power to do so is an affiliate. Persons and business concerns controlled by the same third party are also affiliates.

“Approved Use” means the use of the Project for the operation of the Healthcare Facility as a skilled nursing facility with -----------150 licensed beds and such other uses as may be approved in writing from time to time by HUD based upon a request made by Borrower, ~~Master Tenant (if at the time the Healthcare Facility is now or hereafter included in a Master Lease)~~ Sublessor, or Operator, but excluding any uses that are discontinued with the written approval of HUD.

“Borrower” shall mean the entity identified as “Borrower” in the first paragraph of this Agreement, together with any successors, heirs, and assigns (jointly and severally). “Borrower” shall include any person or entity taking title to the Mortgaged Property whether or not such person or entity assumes the Note. “Borrower” is sometimes also referred to in the Loan Documents and Program Obligations as the “Obligor,” the “Owner,” and/or the “Mortgagor.”

“Borrower-Operator Agreement” means any agreement relating to the operation of the Healthcare Facility by and between Borrower or Sublessor or Master Tenant (if at the time the Healthcare Facility is now or hereafter included in a Master Lease) and Operator, including any Operator Lease.

“Borrower Security Instrument” means the Healthcare Deed of Trust, Assignment of Leases, Rents and Revenue and Security Agreement (Texas), and shall be deemed to be the mortgage as defined by Program Obligations.

“Distribution” means any disbursal, conveyance, loan or transfer of cash, any asset of Borrower, or any other portion of the Mortgaged Property, other than in payment of Reasonable Operating Expenses.

“Firm Commitment” means the commitment for insurance of advances or commitment for insurance upon completion, dated December 20, 2019, issued to Lender by HUD under which the debt evidenced by the Note is to be insured pursuant to a Section of the National Housing Act.

“Fixtures” has the meaning set forth in the Borrower Security Instrument.

“Healthcare Facility” means that portion of the Project operated on the Land as a Nursing Home, Intermediate Care Facility, Board and Care Home, Assisted Living Facility and/or any other healthcare facility authorized to receive insured mortgage financing pursuant to Section 232 of the National Housing Act, as amended, including any commercial space included in the facility.

Previous versions obsolete	Page 3 of 31	form HUD-92466-ORCF (06/2019)

“HUD” means the U.S. Department of Housing and Urban Development acting by and through the Secretary in the capacity as insurer or holder of the Loan under the authority of the National Housing Act, as amended, the Department of Housing and Urban Development Act, as amended, or any other federal law or regulation pertaining to the Loan or the Project.

“Improvements” has the meaning set forth in the Borrower Security Instrument.

“Indebtedness” means the principal of, interest on, and all other amounts due at any time under the Note or the Loan Documents, including prepayment premiums, late charges, default interest, and advances to protect the security as provided in the Loan Documents.

“Land” has the meaning set forth in the Borrower Security Instrument and is also legally described on Exhibit A, attached hereto and incorporated herein.

“Lender” means the entity identified as “Lender” in the first paragraph of the Borrower Security Instrument, or any subsequent holder of the Note, and whenever the term “Lender” is used herein, the same shall be deemed to include the “Obligee”, or the “Trustee(s)” and the “Beneficiary” of the Borrower Security Instrument, and shall also be deemed to be the “Mortgagee” as defined by Program Obligations.

“Loan Documents” has the meaning set forth in the Borrower Security Instrument.

“Master Lease” means any master lease now or hereafter entered into, in which the Healthcare Facility is aggregated with other HUD-insured healthcare facilities and leased to a Master Tenant and any amendments or joinders thereto.

“Master Tenant” means any entity approved by HUD now or hereafter leasing the Healthcare Facility pursuant to a Master Lease.

“Master Tenant Regulatory Agreement” means any Healthcare Regulatory Agreement – Master Tenant, now or hereafter relating to the Project and entered into by a Master Tenant for the benefit of HUD.

“Mortgaged Property” has the meaning set forth in the Borrower Security Instrument.

“Non-Profit Borrower” means a Borrower that is treated under the Firm Commitment as an entity organized for purposes other than profit or gain for itself or persons identified therewith, pursuant to Section 501(c)(3) or other applicable provisions of the Internal Revenue Code. For transactions entered into pursuant to Section 223(a)(7) of the National Housing Act, a Borrower who executed with HUD’s permission a “for-profit” regulatory agreement in connection with the original loan being refinanced through this transaction shall not be considered a “Non-Profit Borrower” for purposes of this Agreement and may designate itself as a “Profit-Motivated” entity on page 1, provided, however, that any conditions in the Firm Commitment conflicting with the above statement shall control.

Previous versions obsolete	Page 4 of 31	form HUD-92466-ORCF (06/2019)

“Note” means the Note executed by Borrower, described in the Borrower Security Instrument, including all schedules, riders, allonges and addenda, as such Note may be amended from time to time.

“Notice” is defined in Section 45.

“Operator” means WINNIE-STOWELL HOSPITAL DISTRICT, a political subdivision of the State of Texas, or any subsequent operator approved by HUD.

“Operator Lease” means any lease now or hereafter entered into by Borrower and Operator, or any sublease now or hereafter entered into by ~~any Master Tenant~~ Sublessor and Operator providing for the operation of the Healthcare Facility.

“Operator Regulatory Agreement” means any Healthcare Regulatory Agreement - Operator relating to the Project now or hereafter entered into by any Operator for the benefit of HUD.

“Original Lease” means that certain Amended and Restated Lease dated January 1, 2018, by and between Borrower and Sublessor providing for the operation of the Healthcare Facility.

“Personalty” has the meaning set forth in the Borrower Security Instrument.

“Principal” is defined in Section 232 Handbook, Section II, Production, Chapter 6.1.E.

“Program Obligations” means (1) all applicable statutes and any regulations issued by HUD pursuant thereto that apply to the Project, including all amendments to such statutes and regulations, as they become effective, except that changes subject to notice and comment rulemaking shall become effective only upon completion of the rulemaking process, and (2) all current requirements in HUD handbooks and guides, notices, and mortgagee letters that apply to the Project, and all future updates, changes and amendments thereto, as they become effective, except that changes subject to notice and comment rulemaking shall become effective only upon completion of the rulemaking process, and provided that such future updates, changes and amendments shall be applicable to the Project only to the extent that they interpret, clarify and implement terms in this Agreement rather than add or delete provisions from such document. Handbooks, guides, notices, and mortgagee letters are available on HUD’s official website: http://www.hud.gov/offices/adm/hudclips/index.cfm or a successor location to that site.

“Project” has the meaning set forth in the Borrower Security Instrument.

Previous versions obsolete	Page 5 of 31	form HUD-92466-ORCF (06/2019)

“Property Jurisdiction” is any jurisdiction in which the Land is located.

“Reasonable Operating Expenses” means expenses that arise from the operation, maintenance and routine repair of the Project, including all payments and deposits required under this Agreement and any of the Loan Documents, and comply with the requirements of 24 C.F.R. 232.1007, or successor regulation.

“Rent,” “Profits” and “Income” shall include: all rent due pursuant to any Master Lease, the Original Lease or Operator Lease; any payments due pursuant to any Residential Agreement; any other lease payments, revenues, charges, fees and assistance payments arising from the operation of the Project, including but not limited to, if and for so long as applicable, commercial leases, workers’ compensation, social security, Medicare, Medicaid, and other third-party reimbursement payments, Accounts Receivable (as defined in the Borrower Security Instrument) and all payments and income arising from the operation of the Healthcare Facility and/or the provision of services to residents thereof.

“Reserve for Replacement” is defined in Section 13.

“Residential Agreement” means a lease or other resident agreement between any Operator and a resident setting forth the terms of the resident’s living arrangement and the provision of any related services.

“Residual Receipts” means certain funds held by a Non-Profit Borrower which are restricted in their use by this Agreement and Program Obligations, and otherwise described in Section 17.

“Sublessor” means Friendswood TRS, LLC, a Texas limited liability company, the tenant pursuant to the Original Lease.

“Sublessor’s Regulatory Agreement” means that certain Healthcare Regulatory Agreement – Operator relating to the Project, and made by and between Sublessor and HUD.

“Surplus Cash” is defined in Section 15.

“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, that are levied, assessed or imposed by any public authority or quasi-public authority, and that, if not paid, could become a lien on the Land or the Improvements.

Previous versions obsolete	Page 6 of 31	form HUD-92466-ORCF (06/2019)

“Waste” means a failure to keep the Project in decent, safe and sanitary condition and in good repair. “Waste” also means the failure to meet certain financial obligations regarding the payment of Taxes and the relinquishment of the possession of Rents. During any period in which HUD insures the Loan or holds a security interest on the Mortgaged Property, Waste is committed when, without Lender’s and HUD’s express written consent, Borrower:

(1)	physically changes, or permits changes to, the Mortgaged Property, whether negligently or intentionally, in a manner that reduces its value;
(2)	fails to maintain the Mortgaged Property in decent, safe, and sanitary condition and in good repair;
(3)	fails to pay, or cause to be paid, before delinquency any Taxes that because of such failure, may subject the Project to a lien having priority over the Borrower Security Instrument;
(4)	materially fails to comply with covenants in the Note, the Borrower Security Instrument, this Agreement, or any of the Loan Documents respecting physical care, maintenance, construction, abandonment, demolition, or insurance against casualty of the Mortgaged Property; or
(5)	retains possession of Rents to which Lender or its assigns have the right of possession under the terms of the Loan Documents.

II. CONSTRUCTION; REPAIRS.

2.                  CONSTRUCTION FUNDS. Borrower shall keep construction funds of the Project, if any, separate and apart from operating funds of the Project, including without limitation any funds necessary to operate the Healthcare Facility.

3.                  UNPAID OBLIGATIONS. Borrower certifies that upon final endorsement of the Note by HUD, Borrower shall have no unpaid obligations in connection with the purchase of the Mortgaged Property, ~~the construction of the Mortgaged Property~~, or with respect to the Borrower Security Instrument except such unpaid obligations as have the written approval of HUD as to terms, form and amount.

4.                  LENDER’S CERTIFICATE. Borrower shall be bound by the terms of either the Lender’s Certificate, a copy of which has been provided to Borrower, and/or the Request for Endorsement of Credit Instrument & Certificate of Lender, Borrower & General Contractor, as applicable (a copy of which has been provided to Borrower), insofar as the applicable document establishes or reflects obligations of Borrower, and Borrower agrees that the fees and expenses enumerated in the applicable document have been fully paid or payment has been provided for as set forth in the applicable document and that all funds deposited with Lender shall be used for the purposes set forth in the applicable document insofar as Borrower has rights and obligations in respect thereto.

Previous versions obsolete	Page 7 of 31	form HUD-92466-ORCF (06/2019)

5.                  CONSTRUCTION COMMENCEMENT/REPAIRS. Borrower shall not commence, and has not commenced, construction or substantial rehabilitation of the Mortgaged Property prior to HUD endorsement of the Note except as permitted by Program Obligations or as otherwise permitted by HUD, and provided that this Section 5 is not applicable if HUD has given prior written approval to an early commencement or early start of construction, or if this Project is an Insurance Upon Completion loan or involves a loan refinancing.

6.                  ~~DRAWINGS AND SPECIFICATIONS. The Project shall be constructed in accordance with the terms of the Construction Contract (form HUD-92442-ORCF) as approved by HUD, if any, and with the “Drawings and Specifications,” as such term is referred to in such Construction Contract.~~

7.                  REQUIRED CONSTRUCTION PERMITS. ~~Unless otherwise required in the Construction Contract and Building Loan Agreement,~~ Borrower has obtained all necessary certificates, permits, licenses, qualifications, authorizations, consents and approvals from all necessary Governmental Authorities to own, construct or substantially rehabilitate, to carry out all of the transactions required by the Loan Documents and to comply with all applicable federal statutes and regulations of HUD in effect on the date of the Firm Commitment, except for those, if any, which customarily would be obtained at a later date, at an appropriate stage of construction or completion thereof, and which the Borrower shall obtain in the future. ~~The licenses and permits that are in effect as of the date hereof are sufficient to allow any construction (or substantial rehabilitation, as applicable) of the Improvements to proceed to completion in the ordinary course. As the construction (or substantial rehabilitation, as applicable) of the Project progresses, unless otherwise required by the Construction Contract, Borrower shall procure and submit all necessary building and other permits required by Governmental Authorities. The Project shall not be available for residency by any resident, nor shall the Healthcare Facility commence operations, except to the extent approved by prior written consent of HUD and of all other legal authorities having jurisdiction of the Project.~~

8.                  ~~PRE-COMPLETION ACCOUNTING REQUIREMENTS. Borrower shall submit an accounting to HUD, as required by Program Obligations, for all receipts and disbursements during the period starting with the date of first occupancy of the Mortgaged Property after [initial] endorsement of the Note and ending, at the option of Borrower, any date after completion of the Project, as determined in accordance with Program Obligations. Any income of the Project in excess of disbursements for HUD-approved construction and development costs and Reasonable Operating Expenses, as such excess is determined by HUD, shall be treated as a recovery of construction cost, except as otherwise allowed in Program Obligations.~~

III. FINANCIAL MANAGEMENT.

9.                  OUTSTANDING OBLIGATIONS. Borrower shall have no obligations as of the date of this Agreement except those approved by HUD in writing and, except for those approved obligations, the Land has been paid for in full (or if the Land is subject to a leasehold interest, it must be subject to a HUD-approved lease), and is free from any liens or purchase money obligations, except as approved by HUD. As of the date hereof, all contractual obligations relating to the Project have been fully disclosed to HUD.

Previous versions obsolete	Page 8 of 31	form HUD-92466-ORCF (06/2019)

10.              PAYMENTS. Borrower shall make promptly all payments, including any deposits to required reserves, due under the Loan Documents, including without limitation the Note and the Borrower Security Instrument.

11.              PROPERTY AND OPERATION; ENCUMBRANCES.

(a)               Borrower shall deposit all receipts of Borrower relating to the Project including all Rents, Advances, and equity or capital contributions required under the Firm Commitment or otherwise advanced for the purpose and as part of the Mortgaged Property, in the name of Borrower, for the benefit of the Project, in a federally insured depository or depositories and in accordance with Program Obligations, provided that, in accordance with Program Obligations, an account held in an institution approved by the Government National Mortgage Association may have a balance that exceeds the amount to which such deposit insurance is limited. Equity or capital contributions shall not include certain syndication proceeds, such as proceeds from Low Income Housing Tax Credit transactions used to repay bridge loans, all as more fully set forth in Program Obligations. Such funds shall be withdrawn only in accordance with the provisions of this Agreement and Program Obligations. Any person or entity receiving Mortgaged Property or any other proceeds of the Project other than for eligible purposes pursuant to this Agreement shall immediately deliver such Mortgaged Property or other proceeds to Borrower for the benefit of the Project and failing so to do shall hold and be deemed to hold such Mortgaged Property in trust for the benefit of the Project.

(b)               Borrower shall not engage in any business or activity, including the operation of any other project or other healthcare facility, or other ancillary businesses, or incur any liability or obligation not in connection with the Project. Borrower shall not acquire an Affiliate or contract to enter into any affiliation with any party, except as approved by HUD.

(c)               Borrower shall immediately satisfy or obtain a release of any mechanic’s lien, attachment, judgment lien, or any other lien that attaches to the Mortgaged Property, except to the extent permitted by HUD.

(d)               Penalties, including but not limited to delinquent tax penalties, shall not be paid from the Mortgaged Property except to the extent such payments are considered Distributions and are allowed pursuant to this Agreement.

(e)               Borrower shall promptly notify HUD of the appointment of any receiver for the Project, the filing of a petition in bankruptcy or insolvency or for reorganization, as well as the retention of any attorneys, consultants or other professionals in anticipation of such an appointment or filing.

Previous versions obsolete	Page 9 of 31	form HUD-92466-ORCF (06/2019)

(f)                Borrower shall cause the Project to be insured at all times in accordance with the Borrower Security Instrument and Program Obligations, and Borrower shall notify HUD of all payments received, or claimed, from an insurer.

(g)               Borrower shall notify HUD of any action or proceeding relating to any condemnation or other taking, or conveyance in lieu thereof, of all or any part of the Mortgaged Property, whether direct or indirect condemnation.

(h)               Borrower shall notify HUD of any litigation proceeding filed against Borrower or Principals, Operator, the Healthcare Facility, or the Project, or any litigation proceeding filed by Borrower, pursuant to Program Obligations.

(i)                 If the Healthcare Facility is an Assisted Living Facility, Borrower shall require that no more than one person shall occupy any residential unit of the Healthcare Facility unless Operator receives prior written consent from all residents of such unit.

12.              FINANCIAL ACCOUNTING. Borrower shall keep the books and accounts of the operation of the Mortgaged Property in accordance with Program Obligations. Financial records of Borrower and the Project shall be complete, accurate and current at all times. Posting must be made at least monthly to the ledger accounts, and year-end adjusting entries must be posted promptly in accordance with sound accounting principles. All expenditures in connection with the Project must be fully documented so as to provide reasonable assurance to all persons or entities that review such expenditures that such expenditures are permitted under Program Obligations. Undocumented expenses shall not be considered Reasonable Operating Expenses.

13.              RESERVE FOR REPLACEMENT.

(a)               Borrower shall establish and maintain a Reserve for Replacement account for defraying certain costs for replacing major structural elements and mechanical equipment of the Project or for any other purpose. The Reserve for Replacement shall be deposited with Lender or in a safe and responsible depository designated by Lender in accordance with Program Obligations. Such funds shall at all times remain under the control of Lender or Lender’s designee, whether in the form of a cash deposit or invested in obligations of, or fully guaranteed as to principal by, the United States of America or in such other investments as may be allowed by HUD and shall be held in accounts insured or guaranteed by a federal agency and in accordance with Program Obligations.

Previous versions obsolete	Page 10 of 31	form HUD-92466-ORCF (06/2019)

(b)               Borrower shall deposit at endorsement of the Note an initial amount of $275,781.00, if applicable, and Borrower shall deposit a monthly amount of $3,996.00, concurrently with the beginning of payments towards amortization of the Note unless a different date or amount is established by HUD. At least every ten years, starting August 14, 2028, and more frequently at HUD’s discretion, Borrower shall submit to HUD a written analysis of its use of the Reserve for Replacement during the prior ten years and the projected use of the Reserve for Replacement funds during the coming ten years in accordance with Program Obligations. The amount of the monthly deposit may be increased or decreased from time to time at the written direction of HUD without a recorded amendment to this Agreement. In connection therewith, every ten years starting August 14, 2028, the Lender shall obtain a physical and capital needs assessment report for HUD to evaluate. The cost of such report may be paid from the Reserve for Replacements. HUD may, in its sole discretion, require Borrower to maintain a minimum balance in the account, in an amount to be set by HUD.

(c)               Borrower shall carry the balance in this account on the financial records as a restricted asset. The Reserve for Replacement shall be invested in accordance with Program Obligations, and any interest earned on the investment shall be deposited in the Reserve for Replacement for use by the Project in accordance with this Section 13.

(d)               Disbursements from such account shall only be made after consent, in writing, of HUD, which may be given or withheld in HUD’s sole discretion. In the event of a notification of default under the terms of the Borrower Security Instrument pursuant to which the Indebtedness has been accelerated, a written notification by HUD to Borrower of a violation of this Agreement, or at such other times as determined solely by HUD, HUD may direct the application of the balance in such account to the amount due on the Indebtedness as accelerated or for such other purposes as may be determined solely by HUD.

(e)               Upon Borrower’s full satisfaction of all of its obligations under the Loan Documents, any monies remaining in the Reserve for Replacement account shall be released to Borrower or its designee.

(f)                Borrower may, only with the advance written approval of HUD, borrow funds from the Reserve for Replacement for Reasonable Operating Expenses as provided in Program Obligations. Such funds shall be repaid to the Reserve for Replacement by Borrower pursuant to the terms approved by HUD prior to the making of such loan. To the extent HUD does not specify repayment requirements, Borrower shall repay the Reserve for Replacement in full within thirty (30) days of the approved withdrawal. If Borrower fails to timely make any repayment installment pursuant to the terms approved by HUD, upon notice from HUD, Borrower shall immediately repay the full amount of such loan from non-Project funds.

14.              RESERVED.

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15.              SURPLUS CASH.

(a)               Surplus Cash shall be calculated semi-annually, at the end of the first six months of the Borrower’s annual fiscal year, and at the end of the Borrower’s annual fiscal year. Each Surplus Cash calculation shall be submitted to Lender and HUD with the filing of Borrower’s Annual Financial Reports, unless otherwise required by HUD.

(b)               “Surplus Cash” means any cash remaining in the Borrower’s Project accounts identified in the Borrower’s audited financial statements after:

(i)	the payment of (1) all sums due or currently required to be paid by Borrower under the Loan Documents, including any required deposits into reserves; and (2) all of Borrower’s obligations relating to the Project other than those required to be paid under the Loan Documents, unless funds for such payments have been set aside or deferment of payment has been approved by HUD; and

(ii)	the segregation of all amounts required to be held in trust (e.g., tenant security deposits) and all amounts required to be held (segregated) in other restricted asset accounts of the Project (e.g., Reserve for Replacements) pursuant to this Agreement, the Loan Documents and Program Obligations.

16.              DISTRIBUTIONS.

(a)               Borrower may make and take Distributions of Mortgaged Property, to the extent and as permitted by the law of the applicable jurisdiction, pursuant to the restrictions below, including without limitation the reconciliation requirements set forth in Section 16(d); provided however that, except as may be approved by HUD or permitted under Program Obligations, or as otherwise provided in this Agreement, Distributions of Mortgaged Property are prohibited for Non-Profit Borrowers.

(b)               Distributions shall not be made:

(i)	from borrowed funds (unless the Borrower is Operator and such Distribution is permitted under the Operator Regulatory Agreement and Program Obligations) or prior to the completion of the construction or rehabilitation of the Project;
(ii)	after HUD has given written notice to Borrower of a violation or default under this Agreement and/or after Lender has given written notice to Borrower of a violation or default under any of the Loan Documents, and until the terms of such notices of violation or default have been satisfied to the satisfaction of HUD and/or Lender, as applicable;
(iii)	when Borrower or the Project is under a forbearance agreement;

Previous versions obsolete	Page 12 of 31	form HUD-92466-ORCF (06/2019)

(iv)	If: (A) necessary services for the operation of the Healthcare Facility are not being provided on a regular basis, which failure Borrower knows or should have known about in the exercise of due care; (B) written notices of necessary physical repairs or deficiencies involving exigent or significant health or safety risks to residents in connection with the Project (including but not limited to building code violations) by other Governmental Authorities and/or by HUD have been issued and remain unresolved to the satisfaction of the issuing Governmental Authority, (C) Borrower has been notified in writing by HUD, Lender or other Governmental Authority that necessary physical repairs and/or deficiencies exist in connection with the Project and Borrower has not corrected or cured, or caused to be corrected or cured, the identified items to HUD’s satisfaction, (D) there remain any outstanding loans from the Reserve for Replacement or Residual Receipts account, or any required deposits to such accounts have not been made when due, or (E) the Reserve for Replacement account or any other required reserve does not have the minimum balance required by HUD; and/or
(v)	if the Borrower is also Operator, at any time that Operator is prohibited from distributing, advancing or otherwise using funds attributable to the Healthcare Facility (e.g., failure to timely file financial reports or when Healthcare Facility Working Capital is negative).

(c)               Any Distribution of any funds, which the party receiving such funds is not entitled to retain hereunder, shall be returned to Borrower’s Project-related accounts immediately.

(d)               Upon each required calculation of Surplus Cash, Borrower must demonstrate positive Surplus Cash, or to the extent Surplus Cash is negative, repay to Project-related accounts any Distributions taken during such calculation period. Such repayment must be made within thirty (30) days of the conclusion of the reporting period, or such longer period approved by HUD.

(e)               If a Non-Profit Borrower has been permitted to take Distributions, as indicated on the first page of this Agreement, such Non-Profit Borrower may make Distributions of such Surplus Cash, upon the following conditions:

(i)	Distributions may only be made after the end of any annual or semi-annual fiscal period, and when the Borrower can demonstrate positive Surplus Cash pursuant to Section 15, at the end of the immediately prior annual or semi-annual fiscal period;
(ii)	Operator is in good standing with the applicable licensing agency and has no open state compliance issues or special focus facility designation;
(iii)	No unresolved audit findings in the annual audited financial statements exist relating to the Project;

Previous versions obsolete	Page 13 of 31	form HUD-92466-ORCF (06/2019)

(iv)	Borrower and Operator are in compliance with the terms of this Agreement and the Operator Regulatory Agreement, respectively, with no notice of noncompliance or violation from HUD;
(v)	No defaults exist under any of the Loan Documents and all payments required by any of the Loan Documents are current, with no notice of noncompliance or violation from HUD; and
(vi)	The balance of the Residual Receipts account remains equal to no less than six months of the Borrower’s required debt service (including any mortgage insurance premium, escrow deposit, reserve deposits, or any other payments required by Borrower pursuant to the Loan Documents).

The Non-Profit Borrower making Distributions must evidence, with appropriate documentation sufficient for audit and HUD monitoring purposes, compliance with each condition listed above at the time such Distribution is made, and must retain such documentation in accordance with Program Obligations, for audit and HUD monitoring purposes.

17.              RESIDUAL RECEIPTS.

(a)               Any Non-Profit Borrower shall establish and maintain a Residual Receipts account.  Unless and until otherwise approved in writing by HUD, Residual Receipts and the Residual Receipts account shall be restricted as set forth in this Section 17. Within ninety (90) days after the end of the annual or semi-annual fiscal period for which Surplus Cash is calculated, Borrower shall deposit into the Residual Receipts account an amount equal to the excess, if any, of (i) Surplus Cash as of the end of such fiscal period over (ii) the amount of any permitted Distributions therefrom.

(b)               Residual Receipts shall be deposited with Lender or in a safe and responsible depository designated by Lender in accordance with Program Obligations. Residual Receipts shall at all times remain under the control of Lender or Lender’s designee, whether in the form of a cash deposit or invested in obligations of, or fully guaranteed as to principal by, the United States of America or in such other investments as may be allowed by HUD and shall be held in accounts insured or guaranteed by a federal agency and in accordance with Program Obligations.

(c)               Borrower shall carry the balance in such account on the financial records as a restricted asset. Residual Receipts shall be invested in accordance with Program Obligations, and any interest earned on the investment shall be deposited in the Residual Receipts account for use by the Project in accordance with this Section 17.

(d)               Disbursements from such account shall only be made after consent, in writing, of HUD, which may be given or withheld in its sole discretion, provided that, if the Non-Profit Borrower has been permitted to take Distributions as indicated on the first page of this Agreement, then HUD shall apply the conditions enumerated in Section 16(e) in granting or withholding such consent. In the event of a notification of default under the terms of the Borrower Security Instrument, pursuant to which the Indebtedness has been accelerated, a written notification by HUD to Borrower of a violation of this Agreement or at such other times as determined solely by HUD, HUD may direct the application of the balance in such account to the amount due on the Indebtedness as accelerated or for such other purposes as may be determined solely by HUD.

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(e)               Upon Borrower’s full satisfaction of all its obligations under the Loan Documents, all funds remaining in the Residual Receipts account shall be released to the Borrower.

(f)                Borrower may, only with the advance written approval of HUD, borrow funds from Residual Receipts for Reasonable Operating Expenses as provided in Program Obligations or for such other purposes as HUD may permit. Such funds shall be repaid to the Residual Receipts account pursuant to the terms approved by HUD prior to the making of such loan. To the extent HUD does not specify repayment requirements, Borrower shall repay the Residual Receipts account in full within thirty (30) days of the approved withdrawal. If Borrower fails to timely make any repayment installment pursuant to the terms approved by HUD, upon notice from HUD, Borrower shall immediately repay the full unrepaid amount of all such loan from non-Project funds.

18.              ADVANCES.

(a)               All advances made by Borrower (or by a member, partner, shareholder of Borrower, or other individual or entity acting on behalf of Borrower) for Reasonable Operating Expenses or otherwise for the benefit of the Project must be deposited into the Project’s operating account, or otherwise as directed by HUD, as required by Program Obligations.

(b)               Interest may accrue, and be paid, on such advances pursuant to terms approved by HUD in advance in writing.

(c)               Repayments of advances must be approved by HUD, or as otherwise provided in Program Obligations.

19.              PROJECT RECORDS. Borrower shall:

(a)               Make and keep books, records, and accounts, in such reasonable detail, so as to fully, accurately, and fairly reflect the activities of Borrower.

(b)               Record the Project’s assets, liabilities, revenues, expenses, receipts and disbursements in separate accounts from any other assets, liabilities, revenues, expenses, receipts and disbursements of Borrower so as to permit the production of a Statement of Financial Position, a Statement of Profit and Loss (Statement of Activities), and a Statement of Cash Flows for Borrower in which the activities of Borrower are separately identifiable from the activities of the Operator, unless Borrower is also Operator.

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(c)               Devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

(i)	Transactions are executed, and access to assets is permitted, only in accordance with Borrower’s authorization;
(ii)	Transactions are accurately and timely recorded to permit the preparation of quarterly and annual financial reports in conformity with applicable Program Obligations;
(iii)	Transactions are timely recorded in sufficient detail so as to permit an efficient audit of the Borrower’s books and records in accordance with Generally Accepted Auditing Standards (GAAS), Generally Accepted Government Auditing Standards (GAGAS), and other applicable Program Obligations; and
(iv)	Transactions are timely recorded in sufficient detail so as to maintain accountability of the Borrower’s assets. The recorded accountability for assets shall be compared with the existing assets at reasonable intervals, but not less than annually, and appropriate action shall be taken with respect to any differences.

(d)               Make the books, records and accounts of Borrower available for inspection by HUD or its authorized representatives, after reasonable prior notice, during normal business hours, at the Project or other mutually agreeable location or, at HUD’s request, shall provide legible copies of such documents to HUD or its authorized representatives within a reasonable time after HUD or its authorized representative makes a request for such documents.

(e)               Include as a requirement in any operating or management contract that the books, records, and accounts of any agent of Borrower, as they pertain to the operations of the Project, shall be kept in accordance with the requirements of this Section 19 and be available for examination by HUD or its authorized representatives after reasonable prior notice during customary business hours at the Project or other mutually agreeable location or, at HUD’s request, the Management Agent shall provide legible copies of such documents to HUD or its authorized representatives within a reasonable time after HUD or its authorized representative makes the request.

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20.              ANNUAL FINANCIAL REPORTS.

(a)               For so long as any portion or portions of this Section 20 are not expressly waived or modified in writing by HUD, within ninety (90) days, or such longer period established in writing by HUD, following the end of each fiscal year, Borrower shall furnish HUD and Lender with a complete annual financial report of all of Borrower’s financial activities for the immediately preceding fiscal year, or for such other period as approved by HUD in writing, prepared in accordance with Generally Accepted Accounting Principles (GAAP). For purposes of this Section 20, where Borrower is also Operator, and without limiting the requirements for Operator’s submission of financial reports to HUD under the Operator Regulatory Agreement, financial activities of Borrower and the Project shall include all of the activities of both Borrower and Operator. To the extent any records or other information of the Project is held by Operator, or any management agent or Affiliate, Borrower shall cause such entity to provide such information to Borrower, Lender, and HUD, and every contract related to the Project with Operator, or any management agent or Affiliate, shall include the provision that such information shall be provided on demand. All annual financial reports furnished to HUD required herein shall be furnished in accordance with 24 C.F.R. 5.801 and other Program Obligations, and shall include a certification in content and form prescribed by HUD and certified by Borrower.

(b)               In addition, except as otherwise provided in this Section 20, annual financial reports shall be audited in accordance with Generally Accepted Auditing Standards (GAAS) and Generally Accepted Government Auditing Standards (GAGAS), and certified by a certified public accountant licensed or certified by a regulatory authority of a state or other political subdivision of the United States, which authority makes such certified public accountant subject to regulations, disciplinary measures, or codes of ethics prescribed by law. Such certified public accountant must have no business relationship with Borrower other than for the provision of tax consulting and return preparation and auditing services.

(c)               Any Non-Profit Borrower shall submit audited annual financial reports, as applicable, pursuant to federal notice (e.g., Office of Management and Budget Circular A-133). However, notwithstanding any additional time provided for Non-Profit Borrowers to submit audited annual financial reports, such Borrowers shall still be required to submit unaudited annual financial reports pursuant to Section 20(a), except that, for Borrowers that elect to submit their required audited annual financial reports early (i.e. within the time specified in Section 20(a)), the requirement to submit unaudited annual financial reports shall be waived.

(d)               If Borrower fails to submit any annual financial report required by this Section 20 within ninety (90) days of the required due date, HUD, at its sole election, and without relieving Borrower of its requirement to file such report, may thereafter examine, or cause to be examined at Borrower’s expense, the books and records of Borrower and the Project for purposes of preparing a report of the operations of the Project for HUD’s use.

(e)               Auditing costs and tax return preparation costs may be charged as Reasonable Operating Expenses only to the extent they are required of Borrower itself by state law, the Internal Revenue Service (“IRS”), the Securities and Exchange Commission, or HUD. Neither IRS audit costs nor costs of tax return preparation for partners, members, shareholders, Principals or Affiliates of Borrower are considered Reasonable Operating Expenses.

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IV. PROJECT MANAGEMENT.

21.              PRESERVATION, MANAGEMENT AND MAINTENANCE OF THE MORTGAGED PROPERTY. Borrower (a) shall not commit or permit Waste, (b) shall not abandon the Mortgaged Property, (c) shall restore or repair promptly, or cause to be restored or repaired promptly, in a good and workmanlike manner, any damaged part of the Project to the equivalent of its original condition, or such other condition as HUD may approve in writing, whether or not litigation or insurance proceeds or condemnation awards are available to cover any costs of such restoration or repair, and (d) shall keep, or cause to be kept, the Project in decent, safe, sanitary condition and good repair, including the replacement of Personalty and Fixtures with items of equal or better function and quality. Obligations (a) through (d) of this Section 21 are absolute and unconditional and are not limited by any conditions precedent and are not contingent on the availability of financial assistance from HUD or on HUD’s performance of any administrative or contractual obligations. In the event all or any of the Improvements shall be destroyed or damaged by fire, by an exercise of the power of eminent domain, by failure of warranty, or other casualty, the money derived from any settlement, judgment, or insurance on any portion of the Project shall be applied in accordance with the terms of Program Obligations and the Borrower Security Instrument or as otherwise may be directed in writing by HUD.

22.              FLOOD HAZARDS. Borrower shall maintain, or cause to be maintained, flood insurance as required by Program Obligations.

23.              CONTRACTS FOR GOODS AND SERVICES. Consistent with Program Obligations, to the extent that Borrower obtain, or cause to be obtained, contracts for goods, materials, supplies, and services (“Goods and Services”), it shall do so at costs, amounts, and terms that do not exceed reasonable and necessary levels and those customarily paid in the vicinity of the Land for Goods and Services received. The purchase price of Goods and Services shall be based on quality, durability and scope of work. Reasonable Operating Expenses do not include amounts paid for betterments as defined in the Property Jurisdiction or the Improvements unless determined by HUD to be prudent and appropriate. If the Borrower is acquiring goods and services whose costs exceed five percent (5.00%) of the Healthcare Facility’s gross annual revenue, Borrower shall solicit written cost estimates. Borrower shall keep copies of all written cost estimates and contracts or other instruments relating to the Project, all or any of which may be subject to inspection and examination by HUD at the Project or other mutually agreeable location.

24.              RESPONSIVENESS TO INQUIRIES. At the request of HUD, Borrower shall promptly furnish or cause to be furnished operating budgets and occupancy, accounting and other reports (including credit reports) and give or cause to be given specific answers to questions relative to income, assets, liabilities, contracts, operation, and conditions of the Project and the status of the Borrower Security Instrument.

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25.              PERMITS AND APPROVALS.

(a)               Borrower shall at all times cause Operator, or any lessee or management agent, as applicable, to maintain in full force and effect, all appropriate certificates of need, bed authority, provider agreements, licenses, permits and approvals reasonably necessary to operate the Healthcare Facility or to fund the operation of the Project for the Approved Use (collectively, the “Permits and Approvals”). Without the prior written consent of HUD, none of the Permits and Approvals shall be conveyed, assigned, encumbered, transferred or alienated from the Healthcare Facility or the Project (nor shall they be relinquished to any licensing or certification authority). Borrower shall ensure that the Healthcare Facility and the Project are at all times operated in accordance with the requirements of the Permits and Approvals.

(b)               The security interest referred to in Section 27 below shall constitute, to the extent permitted by law, a first lien upon all of the rights, titles and interests of Borrower, if any, in the Permits and Approvals. However, in the event of either a monetary or other default under this Agreement, the Note, the Borrower Security Instrument, or any of the other Loan Documents, the Borrower shall cooperate in any legal and lawful manner necessary or required to permit the continued operation of the Healthcare Facility for the Approved Use. For the intents and purposes herein, Borrower hereby irrevocably nominates and appoints Lender and HUD, their respective successors and assigns, each in its own capacity, as Borrower’s attorney-in-fact coupled with an interest to do all things that any such attorney-in-fact deems to be necessary or appropriate in order to facilitate the continued operation of the Healthcare Facility and the Project for the Approved Use, including but not limited to, the power and authority to provide any and all information and data, pay such fees as may be required, and execute and sign in the name of Borrower, its successors or assigns, any and all documents, as may be required by any Governmental Authority exercising jurisdiction over the Project.

(c)               Borrower shall not alter, terminate or relinquish or suffer or permit the alteration, termination or relinquishment of any Permits and Approvals without the prior written approval of HUD. In the event that any such alteration, termination or relinquishment is proposed, upon learning of such proposed alteration, termination or relinquishment, Borrower shall advise HUD and Lender promptly. Borrower shall insert the foregoing requirements into any Borrower-Operator Agreement for the Project.

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(d)               Except as otherwise provided below or in Program Obligations, Borrower shall electronically deliver within two (2) Business Days after Borrower’s receipt thereof, to the assigned HUD personnel and Lender copies of any and all notices, reports, surveys and other correspondence (regardless of form) received by Borrower from any Governmental Authority that includes any statement, finding or assertion that (i) Borrower, Operator, Sublessor, the Project or any lessee or management agent of the Project is or may be in violation of (or default under) any of the Permits and Approvals or any governmental requirements applicable thereto, (ii) any of the Permits and Approvals are to be terminated, limited in any way, or not renewed, (iii) any civil money penalty relating to the Project is being imposed with respect to the Healthcare Facility, or (iv) Borrower, Operator, Sublessor, the Project or any lessee or management agent of the Project is subject to any governmental investigation or inquiry involving fraud. Borrower shall deliver to the assigned HUD personnel and Lender, simultaneously with delivery thereof to any Governmental Authority, any and all responses given by or on behalf of Borrower to any of the foregoing and shall provide to HUD and Lender, promptly upon request, such other information regarding any of the foregoing as HUD or Lender may request. Unless otherwise requested by HUD, the reporting requirement of this provision shall not encompass regulators’ communications relating solely to licensed nursing facility surveys where the most severe citation level is at the “G” level or its equivalent (pursuant to CMS State Operations Manual, Chapter 7, as may hereafter be edited or updated, or any successor guidance) unless a citation at such level is either (i) unresolved from the two  most recent consecutive prior surveys, or (ii) is a repeat violation having the same citation number.  Moreover, unless otherwise requested by HUD or Lender, the initial communication from the Operator pursuant to this paragraph shall be a notice by email to the Lender describing the conduct cited, the scope and duration of remedy(ies) imposed, and the timelines for corrective actions.  Then, unless otherwise requested by HUD or Lender, the next communication from the Operator shall be notification that the citations have been cleared by the issuing regulatory agency. The receipt by HUD and/or Lender of notices, reports, surveys, correspondence and other information shall not in any way impose any obligation or liability on HUD, the Lender or their respective agents, representatives or designees to take or refrain from taking any action, and HUD, Lender and their respective agents, representatives and designees shall have no liability for any failure to act thereon or as a result thereof.

26.              Operator; Cooperation in Change of Operator.

(a)               Unless Borrower is itself the licensed operator of the Healthcare Facility, Borrower has or shall (i) enter into and maintain a Borrower-Operator Agreement or the Original Lease or (ii) the Master Lease, in which event Borrower shall cause any Master Tenant to enter into and maintain the Borrower-Operator Agreement, all in such form as approved by HUD. Any Operator (including Borrower) must be approved by HUD and shall execute a Healthcare Regulatory Agreement – Operator (Form HUD-92466A-ORCF) upon such terms as are acceptable to HUD and an Operator Security Agreement (Form HUD-92323-ORCF) and deposit account control agreements in form and substance satisfactory to HUD and Lender. If Borrower is or becomes Operator, Borrower shall execute a Healthcare Regulatory Agreement – Operator (Form HUD-92466A-ORCF) upon terms acceptable to HUD and an Operator Security Agreement (Form HUD-92323-ORCF) and deposit account control agreements in form and substance satisfactory to HUD and Lender.

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(b)               Borrower shall require Operator to comply with the terms of the Operator Regulatory Agreement and shall set forth such requirements, or cause such requirements to be set forth, in any Borrower-Operator Agreement. Borrower shall require Sulbessor to comply with the terms of the Sublessor Regulatory Agreement and shall set forth such requirements, or cause such requirements to be set forth, in the Original Lease. Borrower shall require any Master Tenant to comply with the terms of the Master Tenant Regulatory Agreement and shall set forth such requirements in any Master Lease.

(c)               In the event that, consistent with the Operator Regulatory Agreement and/or Sublessor Regulatory Agreement and/or any applicable Master Tenant Regulatory Agreement, HUD directs Borrower and/or Sublessor and/or any Master Tenant to terminate any Borrower-Operator Agreement and/or the Original Lease and/or Master Lease and procure a new Operator acceptable to HUD, Borrower shall expeditiously do so consistent with the continued operation of the Healthcare Facility for the Approved Use, and in cooperation with and subject to the requirements of the necessary regulatory and/or funding entities. Doing so shall in no way obviate the Borrower’s obligation to comply with all other terms of this Agreement or affect any enforcement action by HUD.

(d)               In the event that Borrower is itself the licensed operator of the Healthcare Facility and HUD determines that (i) any of the Permits and Approvals have been or are at substantial and imminent risk of being terminated, suspended or otherwise restricted in such a way that the Project could not be operated for the Approved Use, as evidenced by, without limitation, letters of warning or imposition of penalties from applicable state and/or federal regulatory and/or funding agencies, or (ii) the financial viability of the Healthcare Facility is at substantial and imminent risk, then, pursuant to Program Obligations and without prejudice to any enforcement actions otherwise set forth in this Agreement, HUD may direct Borrower to retain the services of an operator acceptable to HUD. Upon such direction from HUD, Borrower shall expeditiously do so.

(e)               Without prior approval of HUD, the Operator Lease and the Original Lease, if any, and/or the Master Lease, if any, shall not and may not be amended to, contain any provisions that convey an ownership interest in the Project to Operator or Sublessor, as applicable, or Master Tenant, as applicable, or grant Operator or Sublessor or Master Tenant, as applicable, a bargain purchase option during or after the lease term. Nothing herein shall be construed as prohibiting Borrower from granting an Operator or Sublessor or Master Tenant, as applicable, an option to purchase the Project on arms-length negotiated terms, provided that such terms do not cause the Operator Lease to be characterized as something other than an “operating lease” for accounting purposes and provided such option provides that the exercising of same is subject to the prior satisfaction of applicable Program Obligations, including those relating to the transfer of physical assets.

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27.              Personal Property; Security Interests. Borrower shall suitably equip, or cause to be equipped, the Project for the Approved Use. Except as otherwise approved in writing by HUD, Borrower shall grant to Lender and HUD a first lien security interest in all personal property of Borrower related to the Project as additional security for the obligations of Borrower under the Note, the Borrower Security Instrument and this Agreement. Such security interest shall be evidenced by such security agreements as Lender and/or HUD may require and, in connection therewith, Borrower shall execute or cause to be executed and delivered such deposit account control agreements as may be required by Lender and/or HUD. Borrower hereby authorizes each of Lender and HUD to file such UCC financing statements, amendments, and continuation statements as either of them may deem to be necessary or appropriate in connection with the foregoing security interests. Borrower shall not be permitted to grant any other liens on any of the Mortgaged Property without the prior written approval of Lender and HUD.

28.              Professional Liability Insurance. Borrower shall maintain, or cause Operator or any lessee or management agent to maintain, professional liability insurance that complies with the applicable requirements of HUD. Annually, Borrower shall provide, or cause Operator or any lessee or management agent to provide, to HUD and Lender, a certification of compliance with such professional liability insurance requirements as evidenced by an Acord or certified copy of the insurance policy.

29.              PROPERTY MANAGEMENT AGREEMENTS. If, in addition to or in lieu of any Borrower-Operator Agreement, Borrower enters into a property management agreement or other document outlining procedures for managing the Healthcare Facility (“Management Agreement”), such agreement or document must be approved by HUD, must include HUD-92071-ORCF, Management Agreement Addendum, and must be consistent with Program Obligations. Any management agent must be approved by HUD and must execute and deliver a Management Agent Certification – Residential Care Facilities (form HUD-9839-ORCF, or successor form) in such form as approved by HUD.

30.              ACCEPTABILITY OF MANAGEMENT OF THE MORTGAGED PROPERTY. Borrower shall provide management of the Mortgaged Property in a manner consistent with Program Obligations and acceptable to HUD. Borrower shall take such actions as shall cause the Project to conform to Program Obligations.

31.              TERMINATION OF CONTRACTS. Except as otherwise permitted by HUD, any contract pertaining to the Project with a vendor having an identity of interest with the Borrower and/or Operator, as determined by HUD pursuant to Program Obligations, shall provide: (1) in the event of a default under this Agreement, any Master Tenant Regulatory Agreement, or the Operator Regulatory Agreement, or the Sublessor Regulatory Agreement, the contract shall be subject to termination without penalty and without cause upon written request by HUD, within thirty (30) days notice of such termination; and (2) in the event that HUD determines that any of the Permits and Approvals are at substantial and imminent risk of being terminated, suspended or otherwise restricted so as to have a material adverse effect on the Project, the contract shall be subject to termination immediately without penalty and without cause upon written request by HUD. Upon such request by HUD, Borrower shall immediately arrange to terminate the contract, or cause Operator or Sublessor to terminate the contract, and Borrower shall also make arrangements, or cause Operator or Sublessor to make arrangements, satisfactory to HUD for continuing acceptable services to the Project effective as of the termination date of the contract.

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32.              MANAGEMENT AGENT. In the event that a management agent is or will be the holder of the Healthcare Facility license or is or will be the payee under one or more third-party payor agreements with respect to the Healthcare Facility, such management agent will be treated as an Operator in accordance with Program Obligations.

33.              COMMERCIAL (NON-RESIDENTIAL) LEASES. No portion of the Project shall be leased for any commercial purpose or use without receiving HUD’s prior written approval as to terms, form and amount, except for commercial leases for support or ancillary services which are subordinate to the Borrower Security Instrument, have terms of not more than five (5) years and otherwise comply with Program Obligations. Borrower shall deliver, or cause to be delivered, an executed copy of any commercial lease to HUD and Lender within thirty (30) days after its effective date.

V. ACTIONS REQUIRING THE PRIOR WRITTEN APPROVAL OF HUD.

34.              Borrower shall not without the prior written approval of HUD, including without limitation in accordance with Program Obligations:

(a)               Convey, assign, transfer, pledge, hypothecate, encumber, or otherwise dispose of the Mortgaged Property or any interest therein, or permit the conveyance, assignment, or transfer of any interest or control in Borrower (if the effect of such conveyance, assignment or transfer is the creation or elimination of a Principal) unless permitted by Program Obligations. Borrower need not obtain the prior written approval of HUD for: (i) conveyance of the Mortgaged Property at a judicial or non-judicial foreclosure sale under the Borrower Security Instrument; (ii) inclusion of the Mortgaged Property in a bankruptcy estate by operation of law under the United States Bankruptcy Code; (iii) acquisition of an interest by inheritance or by court decree; or (iv) as otherwise allowed by Program Obligations.

(b)               Enter into any contract, agreement or arrangement to borrow funds or finance any purchase or incur any liability, direct or contingent, other than in accordance with the Loan Documents and Program Obligations.

(c)               Pay out any funds in violation of this Agreement, the Loan Documents, or Program Obligations.

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(d)               In accordance with 24 C.F.R. 232.1007 or any successor regulation, except for Distributions allowed pursuant to this Agreement, pay any compensation, including wages or salaries, in excess of fair and reasonable compensation or incur any obligation to do so, to any officer, director, stockholder, trustee, beneficiary, partner, member, or Principal of Borrower, or to any nominee thereof, except that, at any time at which Borrower is the operator of the Healthcare Facility, Borrower may pay fair and reasonable compensation to employees who are officers, directors, stockholders, trustees, beneficiaries, partners, members or Principals of Borrower.

(e)               Enter into or change any contract, agreement or arrangement for supervisory or managerial services or leases for the operation of the Healthcare Facility or any portion of the Project, except as permitted under Program Obligations.

(f)                Convey, assign or transfer any right to receive Rents of the Mortgaged Property.

(g)               Remodel, add to, subtract from, construct, reconstruct or demolish any part of the Project, except as required by HUD under Section 21(c) and except that Borrower may, without approval of HUD, (i) dispose of or cause to be disposed of obsolete or deteriorated Fixtures or Personalty if the same are replaced with like items of the same or greater quality or value (provided, that Borrower shall have no obligation to replace any such Fixtures or Personalty that are not needed for operation of the Project) and (ii) make minor alterations that do not adversely affect the Mortgaged Property.

(h)               Permit the use of the Project, including any portion of the Healthcare Facility, for any other purpose except the Approved Use, or permit commercial use greater than that originally approved by HUD.

(i)                 Amend the organizational documents of Borrower in such a way that modifies the terms of the organizational documents required by HUD, Lender, and/or Program Obligations, including, but not limited to: (i) any amendment that results in the creation or elimination of a Principal or modifies the requirements regarding the filing of a HUD previous participation certification when required by Program Obligations; (ii) any amendment that in any way affects the Loan Documents; (iii) any amendment that would change the identity of the persons and/or entities authorized to bind Borrower previously approved by HUD or pre-approve a successor general partner, manager or member to bind the partnership or company for any matters concerning the Project which require HUD’s consent or approval; (iv) a change in any general partner, manager or managing member or pre-approved successor general partner, manager or managing member of the partnership or company or any change in a guarantor of any obligation to HUD; and (v) any proposed changes to the mandatory HUD language included in the organizational documents. Copies of all fully executed amendments to the organizational documents must be provided to HUD within ten (10) days of the effective date of the amendment. If the amendments to the organizational documents are recorded, copies of the recorded documents must be provided to HUD within ten (10) days of receipt by Borrower.

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(j)                 Except in cases funded by proceeds from professional liability insurance, institute litigation seeking the recovery of a sum in excess of $100,000, nor settle or compromise any action for specific performance, damages, or other equitable relief, in excess of $100,000; and in all cases dispose of or distribute the proceeds thereof.

(k)               Reimburse any party from the Mortgaged Property for payment of expenses or costs of the Project except for Reasonable Operating Expenses and except for payments by means of Distributions.

(l)                 Receive any fee or payment of any kind from Operator or any management agent or employee of the Project, or other provider of Goods or Services of the Project in exchange for the right to provide such Goods or Services.

(m)             Except as provided in Section 33, enter into, or agree to the assignment of, any commercial lease for all or part of the Mortgaged Property.

(n)               Enter into any amendment of any contract or lease relating to the Project, except to the extent such contract or lease does not require HUD’s approval, including without limitation any amendment that (i) reduces the rent or other payments due to Borrower, (ii) materially increases the obligations of Borrower or the rights of the other parties to such contract or lease, (iii) materially decreases the rights of Borrower or the obligations of the other parties to such contract or lease, or (iv) alters any provision of such contract or lease required by HUD to be included therein.

VI. ENFORCEMENT.

35.              VIOLATION OF AGREEMENT. The occurrence of any one or more of the following shall constitute a “Violation” under this Agreement:

(a)               Any failure by Borrower to comply with any of the provisions of this Agreement;

(b)               Any failure by Borrower to comply with any of the provisions of any other of the Loan Documents;

(c)               Any fraud or material misrepresentation or material omission by Borrower, any of its officers, directors, trustees, general partners, members, managers, employees, representatives or managing agent in connection with (1) any financial statement, rent roll or other report or information provided to HUD during the term of this Agreement or (2) any request for HUD’s consent to any proposed action, including a request for disbursement of funds from any restricted account for which HUD’s prior written approval is required; or

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(d)               The commencement of a forfeiture action or proceeding, whether civil or criminal, which, in HUD’s reasonable judgment, could result in a forfeiture of the Mortgaged Property or otherwise materially impair Lender’s and/or HUD’s interest in the Mortgaged Property.

36.              NOTICE OF VIOLATION AND EVENT OF DEFAULT.

(a)               At any time during the existence of a Violation, HUD may give written notice of such Violation to Borrower (the “Violation Notice”), addressed to the addresses stated in this Agreement, or such other addresses as may subsequently, upon appropriate written Notice to HUD and Lender, be designated by Borrower as its legal business address. Borrower shall have thirty (30) days to cure, or cause to be cured, any Violation described in the Violation Notice, provided that HUD shall extend such thirty (30) day period by such time as HUD may reasonably determine is necessary to correct the Violation for so long as, HUD determines, in its discretion, that: (i) Borrower is timely satisfying all payment obligations in the Loan Documents; (ii) none of the Permits and Approvals is at substantial and imminent risk of being terminated; (iii) such violation cannot reasonably be corrected during such thirty (30) day period, but can reasonably be corrected in a timely manner, and (iv) Borrower, Sublessor, Master Tenant, (if a Master Lease is then in effect with such Master Tenant), or Operator commences to correct such Violation, or cause such correction to be commenced, during such thirty (30) day period and thereafter diligently and continuously proceeds to correct, or cause correction of, such Violation. If, after delivery of such Violation Notice and applicable cure period, the Violation is not corrected to the satisfaction of HUD, HUD may declare an Event of Default under this Agreement without further Notice. Alternatively, if necessary in HUD’s determination to protect the health and safety of the tenants or the financial or operational viability of the Healthcare Facility, HUD may declare an Event of Default at any time during the existence of a Violation without providing prior written notice of the Violation.

(b)               Notwithstanding any other provisions of this Agreement, if HUD determines at any time that any of the Permits and Approvals are at substantial and imminent risk of being terminated, suspended or otherwise restricted if such termination, suspension, or other restriction would have a materially adverse effect on the Project, including without limitation, HUD’s determination that there is a substantial risk that deficiencies identified by applicable state and/or federal regulatory and/or funding agencies cannot be cured in such manner and within such time periods as would avoid the loss, suspension, or diminution of any of the Permits and Approvals that would have a materially adverse effect on the Project, or if HUD determines at any time that, as a result of a Violation, the value of the Mortgaged Property is at substantial and imminent risk of material adverse diminution, then HUD may immediately (without thirty (30) days notice) declare an Event of Default of this Agreement and may immediately proceed to take actions to pursue its remedies.

Previous versions obsolete	Page 26 of 31	form HUD-92466-ORCF (06/2019)

(c)               Upon any declaration of an Event of Default, HUD may:

(i)	If HUD holds the Note, declare the whole of the Indebtedness immediately due and payable and then proceed with the foreclosure of the Borrower Security Instrument or otherwise dispose of HUD’s interest in the Note and the Borrower Security Instrument pursuant to Program Obligations;
(ii)	If the Note is not held by HUD, notify the holder of the Note of such default and require the holder to declare a default under the Note and the Borrower Security Instrument, and the holder after receiving such Notice and demand, shall declare the whole of the Indebtedness due and payable and thereupon proceed with foreclosure of the Borrower Security Instrument and/or the exercise of other remedies available to Lender under the Loan Documents or at law or equity, or assign the Note and the Borrower Security Instrument to HUD as provided in Program Obligations. Upon assignment of the Note and the Borrower Security Instrument to HUD, HUD may then proceed with the foreclosure of the Borrower Security Instrument or otherwise dispose of HUD’s interest in the Note and the Borrower Security Instrument pursuant to Program Obligations;
(iii)	Collect all Rents and charges in connection with the Project or the operation of the Healthcare Facility, to the extent permitted by applicable law, and use such collections to pay obligations of Borrower under this Agreement and under the Note and the Loan Documents and the necessary expenses of preserving and operating the Project;
(iv)	Take possession of the Mortgaged Property, bring any action necessary to enforce any rights of Borrower growing out of the Mortgaged Property’s operation, and maintain the Mortgaged Property in decent, safe, sanitary condition and good repair;
(v)	Apply to any court, state or federal, for specific performance of this Agreement, for an injunction against any Violations of this Agreement, for the appointment of a receiver to take over and operate the Project in accordance with the terms of this Agreement, or for such other relief as may be appropriate, as the injury to HUD arising from a default under any of the terms of this Agreement would be irreparable and the amount of damage would be difficult to ascertain; and,
(vi)	Collect reasonable attorney fees related to enforcing Borrower’s compliance with this Agreement.

Previous versions obsolete	Page 27 of 31	form HUD-92466-ORCF (06/2019)

(vii)	In non-identity of interest cases, Landlord and/or Master Tenant shall use all commercially reasonable efforts to enforce their rights against Master Tenant or Subtenant in the event of a Lease or Sublease default, to avoid a mortgage insurance claim.

(d)               Any forbearance by HUD in exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not be a waiver of or preclude the exercise of any right or remedy.

(e)               If at any time the Project is subject to a Master Lease, such Master Lease shall be subordinated to the Loan Documents pursuant to the then applicable HUD form of Master Lease Subordination, Non-Disturbance and Attornment Agreement (a “Master Lease SNDA”) or a Master Lease Subordination Agreement, as determined by HUD in accordance with Program Obligations. HUD agrees to honor (a) the provisions of Sections 4 and 7 of any Master Lease SNDA, and (b) the provisions of Section 5 of the Master Lease SNDA or Master Lease Subordination Agreement, insofar as such sections call for HUD’s consent for the release of the Project from the Master Lease and/or the Loan Documents, on the terms and subject to the limitations set forth in such sections.

37.              MEASURE OF DAMAGES. The damage to HUD as a result of Borrower’s breach of duties and obligations under this Agreement shall be, in the case of failure to maintain, or cause to be maintained, the Project as required by this Agreement, the cost of the repairs required to return the Project to decent, safe and sanitary condition and good repair. This contractual provision shall not abrogate or limit any other remedy or measure of damages available to HUD under any civil, criminal or common law.

38.              NONRECOURSE DEBT. The addendum (“Section 38 Addendum”) attached hereto is incorporated herein by reference.

VII. MISCELLANEOUS.

39.              COMPLIANCE WITH LAWS.

(a)               Borrower shall comply with all applicable: laws; ordinances; regulations; requirements of any Governmental Authority; lawful covenants and agreements (including the Borrower Security Instrument) recorded against the Mortgaged Property; and Program Obligations; including but not limited to those of the foregoing pertaining to: health and safety; construction of improvements on the Mortgaged Property; fair housing; civil rights; zoning and land use; Leases; lead-based paint maintenance requirements of 24 C.F.R. Part 35 and maintenance and disposition of resident security deposits; and, with respect to all of the foregoing, all subsequent amendments, revisions, promulgations or enactments. Borrower shall at all times maintain records sufficient to demonstrate compliance with the provisions of this Section 39. Borrower shall take appropriate measures to prevent, and shall not engage in or knowingly permit, any illegal activities at the Mortgaged Property including those that could endanger residents or visitors, result in damage to the Mortgaged Property, result in forfeiture of the Mortgaged Property, or otherwise impair the lien created by the Borrower Security Instrument or Lender’s interest in the Mortgaged Property. To the best of Borrower’s knowledge, Borrower represents and warrants to HUD that no portion of the Mortgaged Property has been or shall be purchased with the proceeds of any illegal activity.

Previous versions obsolete	Page 28 of 31	form HUD-92466-ORCF (06/2019)

(b)               There shall be full compliance with the provisions of (1) any State or local laws prohibiting discrimination in housing on the basis of race, color, national origin, religion, sex, disability, and familial status; and (2) the regulations of HUD providing for non-discrimination and equal opportunity in housing. It is understood and agreed that failure or refusal to comply with any such provisions shall be a proper basis for HUD to take any corrective action it may deem necessary including, but not limited to, the rejection of applications for FHA mortgage insurance and the refusal to enter into future contracts of any kind with which Borrower is identified; and further, if Borrower is a corporation or any other type of business association or organization which may fail or refuse to comply with the aforementioned provisions, HUD shall have a similar right of corrective action (1) with respect to any individuals who are officers, directors, trustees, managers, partners, associates or principal stockholders of Borrower; and (2) with respect to any other type of business association, or organization with which the officers, directors, trustee, managers, partners, associates or principal stockholders of Borrower may be identified.

(c)               HUD and Lender shall be entitled to invoke any remedies available by law or equity to redress any breach or to compel compliance by Borrower with these requirements, including any remedies available hereunder.

40.              BINDING EFFECT. This Agreement shall bind, and the benefits shall inure to, Borrower, its heirs, legal representative, executors, administrators, successors in office or interest, and assigns, and to HUD and HUD’s successors, so long as the Contract of Insurance continues in effect, and during such further time as HUD shall be Lender, holder, coinsurer, or reinsurer of the Borrower Security Instrument, or obligated to reinsure the Note or the Borrower Security Instrument.

41.              PARAMOUNT RIGHTS AND OBLIGATIONS. Borrower warrants that it has not, and shall not, execute any other agreement with provisions contradictory of, or in opposition to, the provisions hereof, and that, in any event, the requirements of this Agreement are paramount and controlling as to the rights and obligations set forth and supersede any other requirements in conflict therewith.

42.              SEVERABILITY. The invalidity of any clause, part, or provision of this Agreement shall not affect the validity of the remaining portions hereof.

Previous versions obsolete	Page 29 of 31	form HUD-92466-ORCF (06/2019)

43.              RULES OF CONSTRUCTION. The captions and headings of the sections of this Agreement are for convenience only and shall be disregarded in construing this Agreement. Any reference in this Agreement to an “Exhibit” or a “Section” shall, unless otherwise explicitly provided, be construed as referring, respectively, to an Exhibit attached to this Agreement or to a Section of this Agreement. All Exhibits attached to or referred to in this Agreement are incorporated by reference into this Agreement. Use of the singular in this Agreement includes the plural and use of the plural includes the singular. As used in this Agreement, the term, “including” means “including, but not limited to.”

44.              PRESENT ASSIGNMENT. To the extent permitted by applicable law, Borrower irrevocably and unconditionally assigns, pledges, mortgages and transfers to HUD its rights to Rents, charges, fees, carrying charges, Project accounts, security deposits, and other revenues and receipts of whatsoever sort that it may receive or be entitled to receive from the operation of the Mortgaged Property, subject to the assignment of Rents and other provisions in the Borrower Security Instrument and, if Borrower is also Operator, subject to the rights of any accounts receivable lender under accounts receivable financing that has been approved by HUD. Until a default is declared under this Agreement, a revocable license is granted to Borrower to collect and retain such Rents, charges, fees, carrying charges, Project accounts, security deposits, and other revenues and receipts, but upon an Event of Default under this Agreement or under the Borrower Security Instrument, such revocable license is automatically terminated.

45.              NOTICE.

(a)               All notices, demands and other communications (“Notice”) under or concerning this Agreement shall be in writing. A courtesy copy of any Notice given by Borrower or HUD shall be sent simultaneously to Lender. Each Notice shall be addressed to the intended recipients at their respective addresses set forth below, and shall be deemed given on the earliest to occur of (i) the date when the Notice is received by the addressee; (ii) the first or second Business Day after the Notice is delivered to a recognized overnight courier service, with arrangements made for payment of charges for next or second Business Day delivery, respectively, or (iii) the third Business Day after the Notice is deposited in the United States mail with postage prepaid, certified mail, return receipt requested. As used in this Section 45, the term “Business Day” means any day other than a Saturday or a Sunday, a federal holiday or holiday in the state where the Project is located or other day on which the federal government or the government of the state where the Project is located is not open for business. When not specifically designated as a Business Day, the term “day” shall refer to a calendar day.

(b)               Any party to this Agreement and Lender may change the address to which Notices intended for it are to be directed by means of Notice given to the other party in accordance with this Section 45. Each party agrees that it shall not refuse or reject delivery of any Notice given in accordance with this Section 45, that it shall acknowledge, in writing, the receipt of any Notice upon request by the other party and that any Notice rejected or refused by it shall be deemed for purposes of this Section 45 to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.

Previous versions obsolete	Page 30 of 31	form HUD-92466-ORCF (06/2019)

BORROWER:	CHP Friendswood SNF, LLC

c/o Summit Healthcare REIT, Inc.

2 South Pointe Drive, Suite 100

Lake Forest, California 92630

Attn: Kent Eikanas

HUD:	U.S. Department of Housing and Urban Development

c/o Office of Residential Care Facilities

451 7th Street, S.W.

Washington, DC 20410

LENDER:	ORIX Real Estate Capital, LLC

10 West Broad Street, 8th Floor

Columbus, Ohio 43215

Attn: Loan Servicing

[continued on following page]

Previous versions obsolete	Page 31 of 31	form HUD-92466-ORCF (06/2019)

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the date first herein above written.

Borrower hereby certifies that the statements and representations contained in this instrument and all supporting documentation thereto are true, accurate, and complete and that each signatory has read and understands the terms of this instrument. This instrument has been made, presented, and delivered for the purpose of influencing an official action of HUD in insuring the Loan, and may be relied upon by HUD as a true statement of the facts contained therein.

BORROWER:

CHP FRIENDSWOOD SNF, LLC,
a Delaware limited liability company

By:	Summit Healthcare REIT, Inc.,
a Maryland corporation
Its:	Manager

By: ______________________________
Name: Elizabeth A. Pagliarini
Title: Chief Operating Officer and Chief Financial Officer

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
County of ____________	)

On ____________________, before me, ____________________________, a Notary Public, personally appeared _______________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

Signature Page 1

to

Healthcare Regulatory Agreement - Borrower

HUD:

U.S. DEPARTMENT OF HOUSING
AND URBAN DEVELOPMENT,
acting by and through the Secretary:

By: _________________________________
Jason P. Roth
Authorized Agent
Office of Residential Care Facilities

ACKNOWLEDGEMENT

STATE OF MARYLAND, CITY OF BALTIMORE, TO WIT:

On this the ____ day of ________________, 2020, before me, the undersigned, a Notary Public of the State of Maryland, personally appeared Jason P. Roth, who acknowledged himself to be the Authorized Agent of the Secretary of the U.S. Department of Housing and Urban Development, acting by and through the Secretary and a Supervisory Account Executive in the Office of Residential Care Facilities, U.S. Department of Housing and Urban Development, and that he, being authorized to do so by virtue of such office, executed the foregoing instrument on behalf of the Secretary of the U.S. Department of Housing and Urban Development

WITNESS my hand and Notarial Seal.

__________________________

               Notary Public

My Commission Expires: ____________________

NOTICE: THIS AGREEMENT MUST HAVE A LEGAL DESCRIPTION ATTACHED AND BE EXECUTED WITH ALL FORMALITIES REQUIRED FOR RECORDING A DEED TO REAL ESTATE (i.e., NOTARY/ACKNOWLEDGEMENT, SEAL, WITNESS OR OTHER APPROPRIATE FORMALITIES).

Signature Page 2

to

Healthcare Regulatory Agreement - Borrower

EXHIBIT A

ALL OF TRACT A OF COMMERCIAL RESERVE OF REGENCY ESTATES, SECTION II, AN ADDITION TO THE CITY OF FRIENDSWOOD, IN GALVESTON COUNTY, TEXAS, ACCORDING TO THE MAP OR PLAT THEREOF RECORDED IN VOLUME 18, PAGE 304, OF THE MAP RECORDS OF GALVESTON COUNTY, TEXAS; BEING BOUNDED ON THE NORTHEAST BY SUNSET DRIVE, AN 80 FEET WIDE PUBLIC RIGHT OF WAY; BOUNDED ON THE SOUTHEAST BY A TRACT OF LAND DESCRIBED IN THE DEED TO D. POTTER INVESTMENTS, LLC, RECORDED IN DOCUMENT NUMBER 10900 OF THE DEED RECORDS OF GALVESTON COUNTY, TEXAS, AND BY TRACT B OF SAID COMMERCIAL RESERVE OF REGENCY ESTATES, SECTION II; AND BOUNDED ON THE SOUTHWEST, WEST AND EAST BY REGENCY ESTATES SECTION TWO, AN ADDITION TO SAID CITY OF FRIENDSWOOD ACCORDING TO THE MAP OR PLAT THEREOF RECORDED IN VOLUME 17, PAGE 87, OF SAID MAP RECORDS.

BEGINNING AT A POINT IN THE SOUTHWEST LINE OF SAID SUNSET DRIVE FOR THE NORTH CORNER OF SAID TRACT A, FROM WHICH A 1/2 INCH IRON ROD BEARS NORTH 27 DEGREES 55 MINUTE 55 SECONDS EAST, A DISTANCE OF 1.08 FEET.

THENCE SOUTH 45 DEGREES 21 MINUTES 35 SECONDS EAST, ALONG THE SOUTHWEST LINE OF SAID SUNSET DRIVE AND THE NORTHEAST LINE OF SAID TRACT A, A DISTANCE OF 360.02 FEET TO A 5/8 INCH IRON ROD FOUND FOR THE EAST CORNER OF SAID TRACT A AND THE NORTH CORNER OF SAID D. POTTER INVESTMENTS, LLC TRACT.

THENCE SOUTH 45 DEGREES 00 MINUTES 00 SECONDS WEST, ALONG THE SOUTHEAST LINE OF SAID TRACT A AND THE NORTHWEST LINES OF SAID D. POTTER INVESTMENTS, LLC TRACT, AND SAID TRACT B, A DISTANCE OF 558.60 FEET TO A POINT IN A NORTHEAST LINE OF SAID REGENCY ESTATES SECTION TWO FOR THE SOUTH CORNER OF SAID TRACT A, FROM WHICH A 5/8 INCH IRON ROD BEARS NORTH 27 DEGREES 29 MINUTES 40 SECONDS EAST, A DISTANCE OF 0.65 OF A FOOT.

THENCE ALONG THE LINES COMMON TO SAID TRACT A AND SAID REGENCY ESTATES SECTION TWO:

NORTH 45 DEGREES 00 MINUTES 00 SECONDS WEST, A DISTANCE OF 300.01 FEET TO A POINT FROM WHICH A 1/2 INCH IRON ROD BEARS SOUTH 88 DEGREES 11 MINUTES 51 SECONDS EAST, A DISTANCE OF 1.02 FEET;

Exhibit A

NORTH 00 DEGREES 07 MINUTES 49 SECONDS EAST, A DISTANCE OF 84.66 FEET TO A POINT FROM WHICH A 1/2 INCH IRON ROD BEARS SOUTH 88 DEGREES 25 MINUTES 13 SECONDS EAST, A DISTANCE OF 2.04 FEET;

AND NORTH 44 DEGREES 58 MINUTES 05 SECONDS EAST, A DISTANCE OF 496.34 FEET TO THE POINT OF BEGINNING AND CONTAINING 198,820 SQUARE FEET OR 4.564 ACRES OF LAND.

Exhibit A

SECTION 38 ADDENDUM

The Loan is nonrecourse. The following individuals or entities (each, a “Section 38 party”) as identified below and in the Firm Commitment (which means the commitment for insurance of advances or commitment for insurance upon completion issued to Lender by HUD under which the debt evidenced by the Note is to be insured pursuant to a Section of the Act, dated December 20, 2019, and any amendments thereto):

1.	Summit Healthcare REIT, Inc.

(Corporation)

does not assume personal liability for payments due under the Note and the Borrower Security Instrument, or for the payments to the Reserve for Replacement, or for matters not under its control, provided that each said individual or entity shall remain personally liable under this Agreement only with respect to the matters hereinafter stated; namely: (a) for funds or property of the Project coming into its hands which, by the provisions of this Agreement, it is not entitled to retain; (b) for authorizing the conveyance, assignment, transfer, pledge, encumbrance, or other disposition of the Mortgaged Property or any interest therein in violation of this Agreement without the prior written approval of HUD; and (c) for its own acts and deeds, or acts and deeds of others, which it has authorized in violation of the provisions of this Section. The obligations of the individuals or entities listed in this Section shall survive any foreclosure proceeding, any foreclosure sale, any delivery of any deed in lieu of foreclosure, any termination of this Agreement, and any release of record of the Borrower Security Instrument.

[signatures on following page]

Section 38 Addendum

SUMMIT HEALTHCARE REIT, INC., a Maryland corporation

By: ______________________________
Name: Elizabeth A. Pagliarini
Title: Chief Operating Officer and Chief Financial Officer

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
County of ____________	)

On ____________________, before me, ____________________________, a Notary Public, personally appeared _______________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

Signature Page

to Section 38 Addendum